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[LETTERHEAD OF PRICE WATERHOUSE LLP]              [LOGO OF PRICE WATERHOUSE LLP]



November 14, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

System Software Associates, Inc.
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We have read the Company's Form 8-K dated November 1, 1996 and are in agreement with the statements contained in Item 4 except that, due to a lack of direct knowledge, Price Waterhouse LLP ("PW") is not in a position to agree, disagree or comment upon the following statements: (1) the Company's statement in the second paragraph of Item 4 that PW's November 1 letter was "received after the Company had dismissed PW," and (2) the Company's statement in the sixth paragraph of Item 4 that the Company believes its efforts to address the material weaknesses in its internal controls "have either been completed or are in the process of completion." Further, PW does not comment on the contents of the press releases filed as Exhibits 20.1 and 20.2 to the Company's Form 8-K.


Yours very truly,


/s/ Price Waterhouse LLP

Price Waterhouse LLP